EXHIBIT 5.B.

NAMES AND ADDRESSES OF
THE UNDERWRITERS OF THE BONDS

Credit Suisse First Boston (Europe) Limited
One Cabot Square
London E14 4QJ
Att: Shirley Wright

Deutsche Bank Securities Inc.
60 Wall Street
New York, NY10005
Attn: Jeanmarie Genirs

Nomura International plc
Nomura House
1 St Martin’s-le-Grand
London EC1A 4NP
Attn: Sophia Rozza

BNP Paribas
10 Harewood Avenue
London NW1 6AA
Att: Carly Palmer

Citigroup Global Markets Limited
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
Attn: Fahim Chaundhry

Goldman Sachs International
Peterborough Court
133 Fleet Street
London EC4A 2BB
Attn: Susie Kil

Merrill Lynch International
Merrill Lynch Financial Centre
2 King Edward Street
London EC1A 1HQ
Attn: Allison Bennett

Morgan Stanley & Co. International Limited
25 Cabot Square
Canary Wharf
London E14 4QA
Attn: James Tanaka

UBS Limited
100 Liverpool Street
London EC2M 2RH
Attn: Lisa Scholefield